TAX RECEIVABLE AGREEMENT
by and among
SOLO BRANDS, INC.,
SOLO STOVE HOLDINGS, LLC,
THE TRA REPRESENTATIVES,
and
THE TRA PARTIES OF SOLO STOVE HOLDINGS, LLC FROM TIME TO TIME
PARTY HERETO

Dated as of October 27, 2021

TABLE OF CONTENTS

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Annexes

Annex A    -    Form of Joinder Agreement
Annex B    -    TRA Parties
Annex C        TRA Parties Represented by SP SS Aggregator, LLC
Annex D        TRA Parties Represented by SS Management Aggregator, LLC

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TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated October 27, 2021, is hereby entered into by and among Solo Brands, Inc., a Delaware corporation (the “Corporation”), Solo Stove Holdings, LLC, a Delaware limited liability company (the “LLC”), the TRA Representatives (as defined below) and each of the TRA Parties from time to time party hereto.
RECITALS
WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;
WHEREAS, each of the members of the LLC as of the date hereof owns interests in the LLC in the form of Units (as defined herein);
WHEREAS, the Corporation is the sole managing member of the LLC;
WHEREAS, on the date hereof, the Corporation issued shares of its Class A common stock in an initial public offering of its Class A Common Stock (the “IPO”);
WHEREAS, the Operating Agreement (as defined herein) provides certain members of the LLC listed in Annex B, (together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “TRA Parties”) a redemption right pursuant to which each TRA Party may cause the LLC to redeem all or a portion of its Units from time to time for shares of Class A Common Stock (as defined herein) or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”);
WHEREAS, the LLC and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) and any corresponding provisions of state and local Tax law for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC or certain of its Subsidiaries;
WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the making of payments under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verbified forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation or the LLC filed for

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such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all U.S. state and local Covered Taxes and for purposes of determining the federal benefit thereof and shall assume that Subsequently Acquired TRA Attributes do not exist.
“Advisory Firm” means any “big four” accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.
“Agreement” is defined in the preamble.
“Amended Schedule” is defined in Section 2.4(b).
“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.
“Assumed State and Local Tax Rate” the tax rate equal to the product of (i) the Corporation’s or the LLC’s income tax apportionment factor for each state and local jurisdiction in which the Corporation or the LLC files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporation or the LLC files income tax returns for each relevant Taxable Year.
“Attributable” is defined in Section 3.1(b)(i).
“Audit Committee” means the audit committee of the Board.
“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code, in each case, or any similar provisions of U.S. state or local tax Law, as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of U.S. state or local tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred, and, further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Basis Schedule” is defined in Section 2.2.
“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or

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shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.
“Board” means the board of directors of the Corporation.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.
“Change of Control” means the occurrence of any of the following events:
(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding (1) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Transferees (as defined in the Second Amended and Restated Limited Liability Company Agreement of LLC dated as of the date hereof), (2) any “person” or “group” who, as of the consummation of the IPO, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities, and (3) any “group” formed after the consummation of the IPO that primarily includes members who collectively, as of the Effective Time, are the Beneficial Owners of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;
(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the economic interest and combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or
(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Corporation.

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“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Corporation.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation” is defined in the preamble to this Agreement.
“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and including any franchise taxes in lieu of income tax, and any interest imposed in respect thereof under applicable Law.
“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).
“Default Rate” means a per annum rate of SOFR plus 500 basis points.
“Default Rate Interest” is defined in Section 5.2.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of U.S. state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.
“Direct Exchange” is defined in the recitals to this Agreement.
“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.
“Early Termination Notice” is defined in Section 4.2(a).
“Early Termination Payment” is defined in Section 4.3(b).
“Early Termination Reference Date” is defined in Section 4.2(b).
“Early Termination Schedule” is defined in Section 4.2(b).
“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) transactions using proceeds from the IPO, including any Redemptions, that result in a Basis Adjustment, (iv) any other transfer (as determined for U.S. federal income tax purposes) of Units to the Corporation from a TRA Party, including in connection with the IPO, that results in a Basis Adjustment or (v) distribution (including a deemed distribution) by the LLC to a TRA Party that results in a Basis Adjustment.

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“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Exchange Date” means the date of any Exchange.
“Expert” is defined in Section 7.8(a).
“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence. Furthermore, the Hypothetical Tax Liability shall be calculated assuming that the Subsequently Acquired TRA Attributes do not exist.
“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of U.S. state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.
“Independent Directors” means the members of the Board who are “independent” under applicable Laws and the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.
“Interest Amount” is defined in Section 3.1(b)(vi).
“IRS” means the U.S. Internal Revenue Service.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Joinder Requirement” is defined in Section 7.5(a).
“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

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“Material Breach” means the (i) breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.
“Net Tax Benefit” is defined in Section 3.1(b)(ii).
“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Objection Notice” is defined in Section 2.4(a)(ii).
“Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.
“Realized Tax Benefit” is defined in Section 3.1(b)(iv).
“Realized Tax Detriment” is defined in Section 3.1(b)(v).
“Reconciliation Dispute” is defined in Section 7.8(a).
“Reconciliation Procedures” is defined in Section 7.8(a).
“Redemption” is defined in the recitals to this Agreement.
“Reference Asset” means any asset of any member of the Solo Group at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including any “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.
“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, and (iii) an Early Termination Schedule and, in each case, any amendments thereto.
“Senior Obligations” is defined in Section 5.1.
“SOFR” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal.
“Solo Group” means, the LLC and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

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“Subsequently Acquired TRA Attributes” means, except as otherwise determined by the Board, any net operating losses, tax basis or other tax attributes to which any of the Corporate Group, the LLC or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges undertaken by a TRA Party) after the IPO Date to the extent such net operating losses, tax basis and other tax attributes are subject to a tax receivable agreement or comparable agreement (for the avoidance of doubt, other than this Agreement) entered into by a member of the Corporate Group or any of its Affiliates pursuant to which any member of the Corporate Group is obligated to pay over amounts with respect to tax benefits resulting from such attributes.
“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.
“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation or the LLC that is treated as a corporation for U.S. federal income tax purposes.
“Tax Benefit Payment” is defined in Section 3.1(b).
“Tax Benefit Schedule” is defined in Section 2.3(a).
“Tax Claim” is defined in Section 6.1.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any schedules or other attachments thereto), including any information return, claim for refund, disclosure, amended return and declaration of estimated tax.
“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the date of the consummation of the IPO.
“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.
“TRA Party” is defined in the recitals to this Agreement.
“TRA Party Approval” means written approval by TRA Parties who would be entitled to receive at least 50% of the Early Termination Payments payable to all TRA Parties hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange (or if no Exchange has occurred, the date of the IPO) prior to such approval (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).
“TRA Representative” means, with respect to those listed in Annex C, SP SS Aggregator, LLC, a Delaware limited liability company; with respect to those listed in Annex D, SS Management Aggregator, LLC, a Delaware limited liability company.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including

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corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.
“U.S.” means the United States of America.
“Units” means Common Units, as defined in the Operating Agreement.
“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:
(i) subject to clause (iii) below, in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;
(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into Law and the taxable income of the Corporation will be subject to such maximum applicable tax rates for each Covered Tax; provided that, the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate applicable to the Taxable Year that includes the Early Termination Effective Date;
(iii) any loss carryovers or carrybacks (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the fifth (5th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses that is scheduled to expire in 5 years, $20 of such net operating losses would be used in each of the 5 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);
(iv) any non-amortizable assets (including any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the Early Termination Effective Date;
(v) (vi) if, on the Early Termination Effective Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party, whichever is lower, had such Units actually been Exchanged on the Early Termination Effective Date; and
(vii) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions.
“Voluntary Early Termination” is defined in Section 4.2(a).
Section 1.2    Rules of Construction. Unless otherwise specified herein:

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(a)    For purposes of interpretation of this Agreement:
(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.
(ii)    Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.
(iii)    References to dollars or “$” refer to the lawful currency of the U.S.
(iv)    The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.
(v)    The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.
(vi)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
(d)    Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments means such organization documents, agreements and other contractual instruments as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.1    Basis Adjustments; Section 754 Election.
(a)    Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable U.S. state or local tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.
(b)    Section 754 Election. In its capacity as the Manager (as defined in the Operating Agreement), the Corporation shall cause the LLC and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable U.S. state or local tax Law) for each Taxable Year in which an Exchange occurs and with respect to which the Corporation has obligations under this Agreement, including for the Taxable Year that includes the date hereof. The Corporation shall take commercially reasonable efforts to cause each Person in which the LLC

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owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.
Section 2.2    Basis Schedules. Within 150 calendar days after the earlier of (x) the due date, including extensions, of IRS Form 1120 (or any successor form) and (y) filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Parties (in accordance with the notice procedures in Section 7.1 below) a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable TRA Party, (c) the periods over which the Reference Assets are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by the LLC. A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).
Section 2.3    Tax Benefit Schedules.
(a)    Tax Benefit Schedule. Within 150 calendar days after the earlier if (x) the due date (including extensions) of IRS Form 1120 (or any successor form) and (y) filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year, the Corporation shall provide to the TRA Parties (in accordance with the notice procedures in Section 7.1 below) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment, or lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, for such Taxable Year (a “Tax Benefit Schedule”). For the avoidance of doubt, any Tax Benefit Schedule shall include the applied Assumed State and Local Tax Rate and describe any basis for any change in the Assumed State and Local Tax Rate from the rate specified herein. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).
(b)    Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in this Section 2.3(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of U.S. state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, to the extent permitted by applicable Law and except with respect to the portion of any payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest are intended to be treated and shall be reported for all purposes as subsequent upward purchase price adjustments with respect to the relevant Units purchased by the

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Corporation from the applicable TRA Parties that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into the calculations contemplated hereunder for such Taxable Year and into future Taxable Years, as appropriate.
Section 2.4    Procedures; Amendments.
(a)     Procedures. Each time the Corporation delivers a Schedule to the TRA Parties (in accordance with the notice procedures in Section 7.1 below) under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Representatives supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any TRA Representative, that provide a reasonable level of detail regarding relevant data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the TRA Representatives and their advisors (at no cost) to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the TRA Representatives, at the Corporation or at the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Representatives, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Parties 30 calendar days from the date on which the TRA Representatives first receives the applicable Schedule unless the TRA Representatives, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representatives’ material objection (an “Objection Notice”) or each TRA Representative provides a written waiver to the Corporation of its right to give an Objective Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from the TRA Representatives. If the Corporation and such TRA Representatives, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Representatives shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.
(b)    Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Representatives, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the TRA Representatives when the Corporation delivers the next Basis Schedule after the occurrence of an event described in clauses (i) through (vi) (or, in the sole discretion of the Corporation, at an earlier date), and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax

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Benefit for the Taxable Year in which the amendment actually occurs; provided, that with respect to any Amended Schedule relating to an event described in clauses (ii), (iii) and (v), such calculation shall compute the Interest Amount in accordance with Section 3.1(b)(vi), and with respect to all Amended Schedules, the Final Payment Date for purposes of computing the Interest Amount and any Default Rate Interest shall be 5 Business Days following the date on which such Amended Schedule becomes final in accordance with Section 2.4(a).
ARTICLE III.
TAX BENEFIT PAYMENTS
Section 3.1    Timing and Amount of Tax Benefit Payments.
(a)    Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 5 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b) for the applicable Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by such TRA Party. Without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted under Section 3.4, Section 7.8, or Section 7.15, no TRA Party shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Party.
(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.
(i)    Attributable. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that it is derived from any Basis Adjustment or Imputed Interest arising as a result of an Exchange undertaken by or with respect to such TRA Party.
(ii)    Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).
(iii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
(iv)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be

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included in determining the Realized Tax Benefit unless and until there has been a Determination.
(v)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
(vi)    Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.
(vii)    The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable TRA Party notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a TRA Party pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Common Stock or the amount of cash delivered to the TRA Party, in each case, in the Exchange plus (B) 150% of the Basis Adjustment relating to such Exchange, and the aggregate Payments under this Agreement to such TRA Party (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (B).
Section 3.2    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement. The provisions hereunder shall be consistently interpreted and applied in accordance with that intent.
Section 3.3    Pro-Ration of Payments as Between the TRA Parties.
(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits attributable to TRA Party A and $150 attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A

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would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.
(b)    Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full.
Section 3.4    Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any payment paid by the Corporation to such TRA Party.
ARTICLE IV.
TERMINATION
Section 4.1    Early Termination of Agreement; Acceleration Events.
(a)    Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Party the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party.
(b)    Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.
(c)    Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within 60 calendar days of the applicable Final Payment Date (except for all or a portion of such Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 60 calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the TRA Parties, (B) the Corporation shall promptly (and in any event, within 5 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment

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and (C) the failure of the Corporation to take actions contemplated in clause (B) will constitute a Material Breach; provided further that the interest provisions of Section 5.2 shall apply to such late payment, but, except with respect to a failure of the Corporation to make the payment described in clause (B), the Default Rate shall be replaced by the Agreed Rate.
(d)    In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each TRA Party, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.
Section 4.2    Early Termination Notice.
(a)    If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control has or is reasonably expected to occur or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Representatives a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.
(b)    The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”. The applicable Early Termination Schedule shall become final and binding on all parties unless the TRA Representatives, within thirty (30) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Representatives shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement.
Section 4.3    Payment upon Early Termination.
(a)    Timing of Payment. By the date that is 5 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such Early Termination Payment shall be made by the Corporation by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by the applicable TRA Party.
(b)    Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and

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determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether such TRA Party has Exchanged all of its Units as of the Early Termination Effective Date.
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ARTICLE V.
SUBORDINATION AND LATE PAYMENTS
Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (but excluding, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations. To the extent the Corporation incurs, creates or assumes any Senior Obligations after the date hereof, the Corporation shall make commercially reasonable efforts to ensure that such indebtedness permits the Tax Benefit Payments payable hereunder to be paid. The Corporation shall use commercially reasonable efforts not to enter into any agreement after the date hereof if a principal purpose of such agreement is to restrict in any material respect the Tax Benefit Payments payable hereunder. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporation enters into future Tax receivable or other similar agreements (each, a “Future TRA”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Tax attributes subject to this Agreement shall be senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.
Section 5.2    Late Payments by the Corporation. Subject to the proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with Default Rate Interest, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.
ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION
Section 6.1    Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein or in the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation or the LLC, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes, subject to a requirement that the Corporation shall (and shall cause the Solo Group to) act in good faith in connection with its control of any matter which is reasonably expected to affect any TRA Parties’ rights and obligations under the Agreement. Notwithstanding the foregoing, the Corporation shall notify the TRA

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Representatives of, and keep the TRA Representatives reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, the LLC or any of their Subsidiaries, the outcome of which is reasonably expected to materially adversely affect the relevant TRA Parties’ rights and obligations under this Agreement (any “Tax Claim”), and any relevant TRA Representative shall have the right to participate in, to comment and input on, and to monitor at its own expense (but not to control) any such portion of any such audit; provided further, that neither the Corporation nor the LLC shall be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Operating Agreement; provided, further, that the Corporation shall not settle or fail to contest any issue pertaining to Taxes or Tax matters where such settlement or failure to contest would reasonably be expected to materially adversely affect such TRA Parties’ rights and obligations under this Agreement without the written consent of the applicable TRA Representatives, such consent not to be unreasonably withheld, conditioned, or delayed.
Section 6.2    Consistency. Except upon the written advice of the Advisory Firm (and the consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned, or delayed) and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by Law or a Determination. If the Corporation and any TRA Party, for any reason, are unable to successfully resolve any disagreement with respect to the foregoing within sixty (60) calendar days, the Corporation and such TRA Party shall employ the Reconciliation Procedures under Section 7.8 or the Resolution of Dispute procedures under Section 7.7, as applicable, unless otherwise agreed by the Corporation and such TRA Party. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee and the TRA Representatives, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or a Determination or unless the Corporation and the TRA Representatives agree to the use of other procedures and methodologies.
Section 6.3    Cooperation.
(a)    Each TRA Party shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of The LLC or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter. The Corporation shall use reasonable efforts to refrain from, without the prior written consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned, or delayed, knowingly taking any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment under this Agreement.
(b)    The LLC shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

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ARTICLE VII.
MISCELLANEOUS
Section 7.1    Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:
Solo Brands, Inc.
1070 S. Kimball Ave. Suite 121
Southlake, TX 76092
Attn: Kent Christensen
E-mail: kent.christensen@solostove.com

with a copy (which shall not constitute notice to the Corporation) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Adam Gelardi
Email: Adam.Gelardi@lw.com

Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attention: John Chory
Email: John.Chory@lw.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Ian Schuman
Email: Ian.Schuman@lw.com

If to any TRA Party or TRA Representative, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder, or, if applicable, the address and e-mail address on file with the Corporation of such TRA Party’s applicable TRA Representative. For the avoidance of doubt, notice to an applicable TRA Representative shall constitute notice to a TRA Party.
Unless otherwise specified herein, such notices, requests, consents or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.
Section 7.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become

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effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.3    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Operating Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.
Section 7.5    Assignments; Amendments; Successors; No Waiver.
(a)    Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). Notwithstanding the foregoing, (i) if any TRA Party sells, exchanges, distributes or otherwise transfers Units to any Person (other than the Corporation or the LLC) in accordance with the terms of the Operating Agreement, such TRA Party shall have the option to assign to such transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement and (ii) once the IPO or an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such IPO or such Exchange may be assigned to any Person or Persons, without the consent of the Corporation, as long as any such Person has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with an assignment pursuant to Section 7.5(c)) without TRA Party Approval and the consent of the TRA Representatives, such approval and consent not to be unreasonably withheld, conditioned or delayed (and any purported assignment without such consent shall be null and void). No TRA Representative may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement in its capacity as a TRA Representative to any Person other than a Permitted Transferee (as defined in the Third Amended and Restated Limited Liability Company Agreement of The LLC dated as of the date hereof). Notwithstanding anything to the contrary, if the TRA Parties as of the date hereof, which TRA Parties are represented by an applicable TRA Representative, or their Permitted Transferees (as defined in the Third Amended and Restated Limited Liability Company Agreement of The LLC dated as of the date hereof), have transferred

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more than 50% of the value of their remaining payments under this Agreement, such TRA Representative shall cease to be a TRA Representative for all purposes under this Agreement.
(b)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with TRA Party Approval; provided, that an amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.
(c)    Successors. All of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, unless otherwise provided for hereunder. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(d)    Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 7.6    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 7.7    Resolution of Disputes; Governing Law.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 7.1 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.
(b)    Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in

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Section 7.7 and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
(c)    Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.
(d)    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
Section 7.8    Reconciliation Procedures.
(a)    In the event that the Corporation and any TRA Representative are unable to resolve a disagreement with respect to a Schedule (including an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select an expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm (other than the Advisory Firm), and unless the Corporation and such TRA Representative agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Representative or TRA Party or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, then the Corporation and the relevant TRA Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise, which shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.
(b)    The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket

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costs and expenses of the Corporation and the TRA Representative incurred in the conduct of such proceeding described in Section 7.8(a) shall be allocated between the Corporation, on the one hand, and the TRA Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.
Section 7.9    Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law, provided that the Corporation (i) gives ten (10) days advance written notice of its intention to make such withholding to the TRA Party, (ii) identifies the legal basis requiring such withholding and (iii) gives the TRA Party an opportunity to establish that such withholding is not legally required or may be reduced. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.
Section 7.10    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)    If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)    If the Corporation or any member of the Solo Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or Solo Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such

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reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b). Notwithstanding the foregoing, if the TRA Parties (individually or collectively) either have the right to designate a majority of the Board or otherwise have at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, this Section 7.10(b) shall only apply with respect to any such transfer of one or more Reference Assets to such a corporation to the extent that such transfer has been approved by a majority of the Independent Directors. Notwithstanding any other provision of this Agreement, if the Corporation acquires one or more assets that, as of any Exchange Date, have actually been acquired by such Exchange Date but have not been contributed to the LLC (other than the Corporation’s interests in the Solo Group) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to the LLC on the date such assets were first acquired by the Corporation, as applicable; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.10(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the LLC on the date on which Corporation acquired stock of such corporation; provided further, that notwithstanding anything to the contrary, this sentence shall not apply to the extent that as of any Exchange Date the Corporation is in the process of contributing such Excluded Assets to the LLC as soon as commercially and legally possible.
Section 7.11    Confidentiality.
(a)    Each of the TRA Parties agrees to hold the Corporation’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all information concerning the Corporation, the LLC or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the LLC’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the LLC plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or the LLC’s business. With respect to each TRA Party, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such TRA Party or its Affiliates or representatives; (b) is, or becomes, available to such TRA Party from a source other than the Corporation, the LLC’s or their representatives, provided that such source is not, and was not, known to such TRA Party to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the LLC or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the LLC or of the Corporation, or any other officer designated by the Manager; (d) is or becomes independently developed by such TRA Party without use of or reference to the Confidential Information or (e) is information necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.
(b)    Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the TRA Parties may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees,

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counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such TRA Party is required to keep the Confidential Information confidential; provided, that such TRA Party shall remain liable with respect to any breach of this Section 7.11 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 7.11).
(c)    Notwithstanding Section 7.11(a) or Section 7.11(b), each of the TRA Parties may disclose Confidential Information (i) to the extent that such TRA Party is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of The LLC and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a TRA Party, or the Units held by such TRA Party (provided, in each case, that such TRA Party determines in good faith that such prospective purchaser would be a Permitted Transferee (as defined in the Third Amended and Restated Limited Liability Company Agreement of The LLC dated as of the date hereof)), or a prospective merger partner of such TRA Party (provided, that (i) such Persons will be informed by such member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each TRA Party will be liable for any breaches of this Section 7.11 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 7.11)). Notwithstanding any of the foregoing, nothing in this Section 7.11 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.
(d)    Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure.
Section 7.12    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party, or may be amended in a manner reasonably determined by such TRA Party; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that for the avoidance of doubt, such amendment shall not be treated as a termination of this Agreement that results in an Early Termination Payment obligation to the Corporation.

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Section 7.13    Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder (other than its Affiliates or representatives as described herein), nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.
Section 7.14    TRA Representatives.
(a)    Appointment. Without further action of any of the Corporation, the TRA Representatives or any TRA Party, the TRA Representatives are hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the applicable TRA Parties listed on the applicable Annex and their successors with respect to the taking by the TRA Representatives of any and all actions and the making of any decisions required or permitted to be taken by the TRA Representatives under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Representatives. No bond shall be required of the TRA Representatives, and the TRA Representatives shall receive no compensation for their services.
(b)    Limitation on Liability of TRA Representatives. A TRA Representative shall not be liable to any TRA Party or other TRA Representative for any act arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the gross negligence, bad faith or willful misconduct of the TRA Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). A TRA Representative shall not be liable for, and shall be indemnified by its applicable TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Representative (and any cost or expense incurred by the TRA Representative in connection therewith and herewith) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the TRA Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party. Each TRA Parties’ receipt of any and all benefits to which such TRA Party is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Parties’ acceptance of all obligations, including the obligations of this Section, applicable to such TRA Party under this Agreement.
(c)    Actions of the TRA Representative. Any decision, act, consent or instruction of any TRA Representative shall constitute a decision of all applicable TRA Parties whom such TRA Representative represents, and shall be final, binding and conclusive upon each such TRA Party, and the Corporation may rely upon any decision, act, consent or instruction of the TRA

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Representative as being the decision, act, consent or instruction of each such TRA Party. The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the TRA Representative.
(d)    Consistency(e)    . Notwithstanding anything to the contrary in this Agreement, in the event that the consent (not to be unreasonably withheld, conditioned or delayed) of any TRA Representatives is required pursuant to this Agreement and all TRA Representatives are not in agreement as to whether such consent shall be granted or denied, such TRA Representatives shall negotiate in good faith to resolve such dispute. In the event the TRA Representatives cannot successfully resolve their dispute, the TRA Representatives shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement.
Section 7.15.    Operating Agreement. To the extent this Agreement imposes obligations on the LLC, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h) of the Treasury Regulations.
[Signature Page Follows This Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

SOLO BRANDS, INC., AS THE CORPORATION
By: /s/ John Merris______________________________
Name: John Merris
Title: Chief Executive Officer
SOLO STOVE HOLDINGS, LLC
By: Solo Brands, Inc., as its sole Managing TRA Party
By: /s/ John Merris______________________________
Name: John Merris
Title: Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

[ADDITIONAL SIGNATURE PAGES OMITTED]

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Annex A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [  ], 20[  ] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of October 27, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Solo Brands, Inc., a Delaware corporation (the “Corporation”), Solo DTC Brands, LLC, a Delaware limited liability company (the “LLC”), and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.
1. Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.
2. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.
3. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
4. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
E-mail:

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.
[NAME OF NEW PARTY]
By:
Name:
Title:

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Acknowledged and agreed
as of the date first set forth above:

SOLO BRANDS, INC.
By:
Name:
Title:

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Annex B

TRA Parties

Summit Partners Growth Equity Fund X-A, L.P.
Summit Partners Growth Equity Fund X-B, L.P.
Summit Partners Growth Equity Fund X-C, L.P.
Summit Investors X, LLC
Summit Investors X (UK), L.P.
Summit Partners Subordinated Debt Fund V-A, L.P.
Summit Partners Subordinated Debt Fund V-B, L.P.
SP-SS Aggregator LLC
Bertram Growth Capital III, L.P.
Bertram Growth Capital III-A, L.P.
Bertram Growth Capital III Annex Fund, L.P.
NB Select Opps II MHF LP
NB Gemini Fund LP
NB Crossroads XXII - MC Holdings LP
NB Crossroads Private Markets Fund V Holdings LP
TriVista Investment Partners I, LLC
Amanda Gosney
Andrea Tarbox
Andrew Hill
Anna Jobe
Anton Willis
Ardavan Sobhani
Ashley Spencer
Ashley VanWinkle
Austin Freed
Brandon Leatherwood
Caleb Campbell
Cassidy Bunting
Darcie Howhald
David Wardell
Emma Smith
Eric Jan Holdings, Inc.
Hunter Leeming
Jack Wilson
James Hargett
Jan Brothers Holdings, Inc.
Jennifer Carter
Joe Leon LLC
Joseph Avery
Kaitlin Setser
Katharine Garton
Kay Lin Nelson
Kelley McCuen
Kendal Cooper
Kevin Dopp
Kevin Page
Kyle Hency
Lauren Neville

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Mario Ramirez
Mason Robinson
Matt Wardell
Mickle Holdings LLC
Niquolas Lagleva
Nishant Khanduja
Patemiller Holdings, Inc.
Philip Mills
Preston Rutherford
Rachel Black
Sarah Swanson
Sheri Medlenka
Shift4Holdings LLC
SS Management Aggregator, LLC
Tessa Johnston
Thomas Montgomery
Timothy Durgin
Timothy Kauer
Travis Harrell
William Grube
William R Castillo

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Annex C

TRA Parties Represented by SP SS Aggregator, LLC

SP-SS Aggregator LLC

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Annex D

TRA Parties Represented by SS Management Aggregator, LLC

Amanda Gosney
Andrea Tarbox
Andrew Hill
Anna Jobe
Anton Willis
Ardavan Sobhani
Ashley Spencer
Ashley VanWinkle
Austin Freed
Brandon Leatherwood
Caleb Campbell
Cassidy Bunting
Darcie Howhald
David Wardell
Emma Smith
Eric Jan Holdings, Inc.
Hunter Leeming
Jack Wilson
James Hargett
Jan Brothers Holdings, Inc.
Jennifer Carter
Joe Leon LLC
Joseph Avery
Kaitlin Setser
Katharine Garton
Kay Lin Nelson
Kelley McCuen
Kendal Cooper
Kevin Dopp
Kevin Page
Kyle Hency
Lauren Neville
Mario Ramirez
Mason Robinson
Matt Wardell
Mickle Holdings LLC
Niquolas Lagleva
Nishant Khanduja
Patemiller Holdings, Inc.
Philip Mills
Preston Rutherford
Rachel Black
Sarah Swanson
Sheri Medlenka
Shift4Holdings LLC
SS Management Aggregator, LLC
Tessa Johnston
Thomas Montgomery
Timothy Durgin

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Timothy Kauer
Travis Harrell
William Grube
William R Castillo

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